Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS RECEIPT OF
NONCOMPLIANCE NOTICE FROM NASDAQ

PROVO, UTAH, November 21, 2005 – Nature’s Sunshine Products Inc. (“the Company”) (NASDAQ:NATRE) announced today that, on November 16, 2005, it received notice from The Nasdaq Stock Market that, due to the Company’s delayed filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, the Company was no longer in compliance with Marketplace Rule 4310(c)(14).  As a result, the Company’s common stock is subject to possible delisting from The Nasdaq Stock Market at the opening of business on November 28, 2005.  In accordance with the procedures of The Nasdaq Stock Market, the Company will request a hearing before the Nasdaq Listing Qualifications Panel to appeal its possible delisting.  The Company’s appeal to the Panel will automatically stay the delisting of its common stock pending the Panel’s review and determination.  There can be no assurance that the Panel will grant the Company’s request for continued listing, and, until a determination is made, the symbol “E” will be added to the Company’s trading symbol.

The Company previously reported that it is currently reviewing selected financial information with respect to certain of its foreign operations and, therefore, the Company’s independent auditor has not completed its review of the Company’s financial statements for the three and nine months periods ended September 30, 2005.   The Company plans to file tomorrow its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which will include unaudited consolidated financial statements for the three and nine month periods ended September 30, 2005 that have not been reviewed by the Company’s independent auditor.  The Company believes that the unaudited consolidated financial statements contained in the 10-Q to be filed tomorrow are a fair presentation of the Company’s financial position as of September 30, 2005. Upon the completion of the Company’s review and the review by the Company’s independent auditor of the selected financial information with respect to certain of its foreign operations, the Company intends to file an amendment to the 10-Q to reflect the review of the Company’s independent auditor and will reflect material changes, if any, resulting from such reviews.

About Nature’s Sunshine

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom and Ireland, Colombia, Brazil, Thailand, Israel, Singapore and Taiwan.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway, and the Russian Federation.

Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws.  “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements.  Such risks, uncertainties, and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:

Craig D. Huff	Steven S. Anreder
Chief Financial Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite1308
Provo, Utah 84605-9005	New York, NY 10016
(801) 342-4370	(212) 532-3232

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